                                                                      EXHIBIT 12

                        Computation of Ratio of Earnings
                                to Fixed Charges

                                   (Unaudited)
                          (in thousands, except ratios)



                                                                    Historical
                                     ---------------------------------------------------------------------
                                                                                         Nine months ended
                                              For the year ended December 31,               September 30,
                                     -------------------------------------------------   -----------------
                                       1998       1999       2000     2001       2002          2003
                                     -------    -------    -------   -------   -------        -------
Net income (loss) before taxes       (49,361)    (3,126)    67,260    78,458   (48,118)       100,922
Interest expense                       8,323      9,207      9,731    13,196    34,881         45,001
                                     -------    -------    -------   -------   -------        -------
            Earnings                 (41,038)     6,081     76,991    91,654   (13,237)       145,923
                                     =======    =======    =======   =======   =======        =======

Interest Expense                       8,323      9,207      9,731    13,196    34,881         45,001
                                     -------    -------    -------
            Fixed Charges              8,323      9,207      9,731    13,196    34,881         45,001
                                     =======    =======    =======   =======   =======        =======
Ratio of earnings to fixed charges        (1)        (1)      7.91      6.95        (1)          3.24
                                     =======    =======    =======   =======   =======        =======
                                                        Pro Forma
                                     ----------------------------------------------------
                                      Year ended    Nine months ended   Nine months ended
                                     December 31,     September 30,       September 30,
                                     ------------   -----------------   -----------------
                                         2002             2002                2003
                                        -------          -------             -------
Net income (loss) before taxes          (49,394)         (27,504)            102,607
Interest expense                         55,580           41,287              44,141
                                        -------          -------             -------
            Earnings                      6,186           13,783             146,748
                                        =======          =======             =======

Interest Expense                         55,580           41,287              44,141

            Fixed Charges                55,580           41,287              44,141
                                        =======          =======             =======
Ratio of earnings to fixed charges           (2)              (2)               3.32
                                        =======          =======             =======




(1) Earnings were insufficient to cover fixed charges by $49,361,000, $3,126,000, and $48,118,000 for the years ended December 31, 1998, 1999 and
     2002 respectively.



(2) Earnings were insufficient to cover fixed charges by $27,504,000 and $49,394,000 for the pro forma nine months ended September 30, 2002 and year ended December 31, 2002 respectively.